Exhibit 10.2

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made effective as of the

Nineteenth day of April, 2023 by and between Advanced Voice Recognition Systems, Inc., a Nevada corporation (the “Seller”), Walter Geldenhuys, (the “Shareholder”) and JJW Investments, LLC a Wyoming Limited Liability Company (the “Buyer”) Individually a Party, collectively the Parties

RECITALS

A.The Buyer wishes to purchase from the Seller, and the Seller wishes to sell and issue to the Buyer, upon the terms and conditions stated in this Agreement, Two Hundred Sixty-Two Million Five Hundred Seventy-Nine Thousand Seven Hundred Thirty-One (262,579,731) shares of the Seller’s common stock $0.001 par value (the “Stock”) priced at $0.001165 per share, for an aggregate purchase price, as rounded up, of Three Hundred Five Thousand Six Hundred Eighty-Two dollars ($305,682).

B.As of the date of this Agreement, 262,579,731 Shares of the Seller’s common stock will represent approximately 48% of the Seller’s issued and outstanding common upon issuances.

C.The Buyer desires to purchase 51% of the Seller issued and outstanding common stock.

D.The Shareholder is willing to sell 17,000,000 shares of the Sellers common stock, which the Shareholder owns (the “Shares”) to the Buyer priced at $ 0.0031176 per share for $53,000.00 causing the Buyer to purchase more than 51% of the Seller’s issued and outstanding shares of common stock.

E.The Seller, the Buyer and the Shareholder agree to be legally bound by the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Purchase and Issuance of the Stock; Restrictions on Resale of Shares.

1.1Subject to the terms and conditions of this Agreement, Buyer hereby agrees to purchase, and the Seller hereby agrees to sell and issue to the Buyer, Two Hundred Sixty-Two Million Five Hundred Seventy-Nine Thousand Seven Hundred Thirty-One (262,579,731) common shares of the Seller’s stock (the “Stock”), for a purchase price, as rounded up, of Three Hundred Five Thousand Six Hundred Eighty-Two dollars ($305,682) the (“Stock Purchase Price”). The Purchase Price is payable by check made payable to the order of Advanced Voice Recognition Systems, Inc or by wire transfer of immediately available funds delivered contemporaneously herewith as follows:

Advanced Voice Recognition Systems, Inc

Wells Fargo Bank – Mitchell, SD

Routing number

Account number

1.2Subject to the terms and conditions of this Agreement, Buyer hereby agrees to purchase, and the Shareholder hereby agrees to sell and issue to the Buyer, Seventeen Million (17,000,000) common shares of the Seller’s stock (the “Shares”), for a purchase price of Fifty-Three Thousand dollars ($53,000.00) (the “the Share Purchase Price”). The Purchase Price is payable by check made payable to the order of “Walter Geldenhuys” or by wire transfer of immediately available funds delivered contemporaneously herewith as follows:

Walter Geldenhuys

Wells Fargo Bank – Mitchell SD

Routing number

Account number

2.Closing.

2.1.     The closing shall be held on April 19, 2023, electronically or at a place upon which the Parties agree.

2.2.At Closing, the Seller shall deliver, or cause to be delivered promptly thereafter, to Buyer a stock certificate representing the Stock purchased by Buyer, against delivery to the Seller by the Buyer of payment therefor by check or by wire transfer. The Seller shall also deliver such other documents as follows;

a) Articles of Incorporation, with amendments

b) Bylaws

c) Certificate of good standing

d) Minute Book

e) Current financial statements including Tax information

f) Evidence that liabilities set out in Schedule 3.5 will be paid

g) All current contracts and leases if any

2.3At Closing, the Shareholder shall deliver, or cause to be delivered promptly thereafter, to Buyer a stock certificate representing the Shares purchased by Buyer, against delivery to the Shareholder by the Buyer of payment therefor by check or by wire transfer. The Shareholder and Buyer shall also deliver such other documents as are called for herein.

               3. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Buyer that as of the Closing Date, and subject to the aforementioned qualification that:

              3.1.Organization, Good Standing and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws in Nevada, as set forth in the Certificate of Good Standing issued by the State of Nevada on November 22, 2022, as attached hereto, incorporated herein and marked as Schedule 3.1 and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties.

3.2. Authorization. The Seller has full power and authority and has taken all requisite action on the part of the Seller, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of this Agreement and any other required documents (collectively, the “Transaction Documents”), (ii) the authorization of the performance of all obligations of the Seller hereunder or thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Shares. The Transaction Documents constitute the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

3.3 Valid Issuance. The Shares and the transaction contemplated hereby have each been duly and validly authorized.

3.4. Consents. The execution, delivery and performance by the Seller of the Transaction Documents and the offer, issuance and sale of the Shares require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been or will be made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which the Seller undertakes to file within the applicable time periods. Subject to the accuracy of the representations and warranties of Buyer set forth in Section 4 hereof, the Seller has taken and will take all action necessary to exempt (i) the issuance and sale of the Shares, and (ii) the other transactions contemplated by the Transaction Documents from any provision of the Seller’s Articles of Incorporation or Bylaws that is or could reasonably be expected to become applicable to the Buyer as a result of the transactions contemplated hereby. For purposes of this Agreement, “Person” means an individual, corporation, partnership, limited liability Seller, trust, business trust, association, joint stock Seller, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

3.5  Use of Proceeds. The net proceeds of the issuance and sale of the Stock hereunder shall be used by the Seller for the payment of liabilities and operations as set forth in Schedule 3.5 supported by current invoices or statements, which are attached hereto and incorporated by reference. Proceeds received pursuant to this Agreement shall be immediately available to be placed in an account  to be used to satisfy the liabilities.

3.6 No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Transaction Documents by the Seller and the issuance and sale of the Shares will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Seller’s Articles of Incorporation or the Seller’s Bylaws, as amended set forth in Schedule 3.6, both as in effect on the date hereof (true and complete copies of which have been made available to the Buyer through the EDGAR system), or (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Seller or any of its assets or properties, or (iii) any agreement or instrument to which the Seller is a party or by which the Seller is bound.

3.7  No Directed Selling Efforts or General Solicitation. Neither the Seller nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D of the 1933 Act) in connection with the offer or sale of any of the Shares.

3.8 Private Placement. Subject to the accuracy of the representations and warranties of the Buyer set forth in Section 4 hereof, the offer and sale of the Shares to the Buyer as contemplated hereby is exempt from the registration requirements of the 1933 Act.

3.9    Capitalization of the Seller. As of the date of this Agreement, the Seller was authorized to issue 547,500,000 shares of common stock, par value $0.001 per share, of which 284,920,269 shares were issued

3.10 Intellectual Property. The intellectual property formally owned by the Seller  has expired, been cancelled, or abandoned.

4. Representations and Warranties of the Shareholder.

4.1 Shareholder is an officer, director, and a ten percent (10%) or more stockholder of the Seller  and  has been  and is an officer, director, and a ten percent (10%) or more stockholder of the Seller  and  has been  during the ninety (90) days immediately preceding the date of the Closing and this transfer is subject to the applicable sections of Rule 144.

4.2 Authorization. The Shareholder is a natural person, over the age of 21 and has taken all requisite action his part, (i) the authorization, execution and delivery of this Agreement and any other required documents (collectively, the “Transaction Documents”), (ii) the authorization of the performance of all obligations hereunder or thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Shares. The Transaction Documents constitute the legal, valid and binding obligations of the Shareholder, enforceable against the Shareholder in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

5. Buyer hereby represents and warrants to the Seller and the Shareholder that:

5.1 Authorization. Buyer: (i) if a natural person, represents that the Buyer has reached the age of 21 and has full power and authority to execute and deliver this Agreement and all other related agreements or certificates and to carry out the provisions hereof and thereof; (ii) if a corporation, partnership, or limited liability Seller or partnership, or association, joint stock Seller, trust, unincorporated organization or other entity, represents that such entity was not formed for the specific purpose of acquiring the Shares and Stock, such entity is duly organized, validly existing and in good standing under the laws of the state of its organization, the consummation of the transactions contemplated hereby is authorized by, and will not result in a violation of state law or its charter or other organizational or trust documents, such entity has full power and authority to execute and deliver this Agreement and all other related agreements or certificates and to carry out the provisions hereof and thereof and to purchase and hold the Shares and Stock, the execution and delivery of this Agreement has been duly authorized by all necessary action, this Agreement has been duly executed and delivered on behalf of such entity and is a legal, valid and binding obligation of such entity; or (iii) if executing this Agreement in a representative or fiduciary capacity, represents that it has full power and authority to execute and deliver this Agreement in such capacity and on behalf of the subscribing individual, ward, partnership, trust, estate, corporation, or limited liability Seller or partnership, or other entity for whom the Buyer is executing this Agreement, and such individual, partnership, ward, trust, estate, corporation, or limited liability Seller or partnership, or other entity has full right and power to perform pursuant to this Agreement and make an investment in the Seller, and represents that this Agreement constitutes a legal, valid and binding obligation of such entity. The execution and delivery of this Agreement will not violate or be in conflict with any order, judgment, injunction, agreement or controlling document to which the Buyer is a party or by which it is bound.

5.2Purchase Entirely for Own Account. The Shares and Stock to be received by Buyer hereunder will be acquired for Buyer’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to Buyer’s right at all times to sell or otherwise dispose of all or any part of the Shares and Stock in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by Buyer to hold the Shares and Stock for any period of time. Buyer is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

5.3Investment Experience. Buyer acknowledges that it can bear the economic risk and complete loss of its investment in the Shares and Stock and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.4 Disclosure of Information. Buyer has had an opportunity to receive all information related to the Seller and Shareholder requested by it and to ask questions of and receive answers from the Seller and Shareholder regarding the Seller and Shareholder, its business and the terms and conditions of the offering of the Shares. Neither such inquiries nor any other due diligence investigation conducted by Buyer shall modify, amend or affect Buyer’s right to rely on the Seller’s representations and warranties contained in this Agreement; provided, Buyer shall not rely on representations except those expressly set forth in this Agreement.

6. Restricted Securities; Rule 144 Restriction Period for Common Stock; Additional Restrictions on Resale.

(a)The Shares and Stock to be purchased hereunder will not be registered and shall be characterized as “restricted securities” under the federal securities laws, and under such laws such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

Each certificate evidencing Shares and  Stock to be issued hereunder shall bear a legend in substantially the following form:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT OR THE ISSUER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE ISSUER, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

IN ADDITION, THE SECURITIES ARE SUBJECT TO CERTAIN RESTRICTIONS UNDER THAT CERTAIN INVESTMENT STOCK PURCHASE AGREEMENT ENTERED INTO IN CONNECTION WITH THE ISSUANCE OF THIS CERTIFICATE.

(b)The Buyer acknowledges and agrees that, as “restricted securities,” the   Common Stock to be purchased by it may not be transferred, hypothecated, sold or otherwise disposed of until (i) a registration statement with respect to such securities is declared effective under the 1933 Act, or

(ii) the Seller receives an opinion of counsel for the holder(s) of such Common Stock, reasonably satisfactory to counsel for the Seller, that an exemption from the registration requirements of the 1933 Act is available. In addition, Buyer agrees that Buyer will not, for a period of not less than one (1) year from the date hereof, sell in any public market any Common Stock, or any interest therein, purchased pursuant to this Agreement.

7. Accredited Investor. Buyer is an accredited Investor as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act (“Accredited Investor”) in that the Buyer is an entity in which all of the equity owners are Accredited Investors.

8.No General Advertisement. Buyer did not learn of the investment in the Shares and Stock as a result of any public advertisement, article, notice or other communication regarding the Shares and Stock published in any newspaper, magazine or similar media or broadcast over television, radio or internet or presented at any seminar or other general advertisement. Rather, Buyer learned of the investment in the Shares and Stock through its prior contact with the Seller, its agents and/or its affiliates.

9.Conditions to Closing.

9.1 Conditions to the Buyer’s Obligations. The obligation of Buyer to purchase the Shares and Stock at the Closing is subject to the fulfillment to Buyer’s satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by Buyer:

(a)The representations and warranties made by the Seller in Section 3 hereof qualified as to materiality shall be true and correct at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date, and, the representations and warranties made by the Seller in Section 3 hereof not qualified as to materiality shall be true and correct in all material respects at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date. The Seller shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(b)The Seller shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Shares and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

(c)No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(d)No stop order or suspension of trading shall have been imposed by the SEC or any other governmental or regulatory body with respect to public trading in the Common Stock.

9.2 Conditions of Obligations of the Seller and Shareholder. The Seller and Shareholder’s obligation to sell and issue the Shares at the Closing is subject to the fulfillment to the satisfaction of the Seller on or prior to the Closing Date of the following conditions, any of which may be waived by the Seller and Shareholder as applicable:

a)The representations and warranties made by the Buyer in Section 4 hereof (the “Buyer Representations”), shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.

b)The Buyer Representations shall be true and correct in all respects when made and shall be true and correct in all respects on the Closing Date with the same force and effect as if they had been made on and as of said date. The Buyer shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

c)The Buyer shall have delivered the Purchase Price to the Seller and   Shareholder.

10. Covenants and Agreements of the Seller.

i.Reports. The Seller will furnish to the Buyer and/or its assignees such information relating to the Seller and any subsidiaries as from time to time may reasonably be requested by the Buyer and/or its assignees; provided, however, that the Seller shall not disclose material nonpublic information to the Buyer, or to advisors to or representatives of the Buyer, unless prior to disclosure of such information the Seller identifies such information as being material nonpublic information and provides the Buyer, such advisors and representatives with the opportunity to accept or refuse to accept such material nonpublic information for review and any Buyer wishing to obtain such information enters into an appropriate confidentiality agreement with the Seller with respect thereto.

ii.No Conflicting Agreements. The Seller will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Seller’s obligations to the Buyer under the Transaction Documents. All existing Agreement are set forth in Schedule 10.

iii.Compliance with Laws. The Seller will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities.

iv.Participation in Future Financing Transactions. The Seller agrees that the Buyer shall have the right to participate in future financing transactions of the Seller, on the same terms and subject to the same conditions as other Buyers participating in such financing transactions, including all Buyer suitability requirements, and subject to any limitations imposed by underwriters or other financial professionals or advisors.

v.Board of Directors Participation. The Seller and the Shareholder agree that following the closing of the purchase of the Shares by the Buyer from the Seller and the Shareholder, the Shareholder being the sole director of the Seller’s Board of Directors, will appoint the Buyer’s designee to the Board and will submit his resignation.

11.Survival and Indemnification.

11.1Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement.

11.2 Indemnification. The Seller and the Shareholder agree to indemnify and hold harmless the Buyer and its affiliates and their respective directors, officers, employees and agents from and against any and all losses, claims, damages, liabilities and expenses (including) without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”) to which the Buyer may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of Seller and the Shareholder  under the Transaction Documents, and will reimburse the Buyer for all such amounts as they are incurred by the Buyer.

12.Miscellaneous.

i.Successors and Assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the Seller or the Buyer, as applicable, provided, however, that Buyer may assign its rights and delegate its duties hereunder in whole or in part to an affiliate or to a third party acquiring some or all of its Shares in a private transaction without the prior written consent of the Seller, after notice duly given by Buyer to the Seller, provided, that no such assignment or obligation shall affect the obligations of Buyer hereunder. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

ii.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and transmitted via electronic transmission, which shall be deemed an original.

iii.Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

iv.      Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one business day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Seller and Shareholder:

Advanced Voice Recognition Systems, Inc.

 7659 E. Wood Drive

             Scottsdale, AZ, 85260

 Attention: Walter Geldenhuys, CEO

If to the Buyer:

JJW Investments, LLC

1206 E. Warner Rd. Suite 101-I

Gilbert, AZ 85296

Attn: LeAnn Goff

v.Expenses. The parties hereto shall pay their own costs and expenses in connection herewith. In the event that legal proceedings are commenced by any party to this Agreement against another party to this Agreement in connection with this Agreement or the other Transaction Documents, the party which does not prevail in such proceedings shall pay the reasonable attorneys’ fees and other reasonable out-of-pocket costs and expenses incurred by the prevailing party in such proceedings.

13. Entire Agreement. This Agreement, including the other Transaction Documents, constitutes the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

14.Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Arizona without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Maricopa County, Arizona for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER .

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first above written

          BUYERSELLER

JJW Investments, LLCAdvanced Voice Recognition Systems, Inc.

a Wyoming Limited Liability Companya Nevada Corporation

By  /s/ Debbie J. Rasmussen                By /s/ Walter Geldenhuys

     Debbie J. Rasmussen, Manager                             Walter Geldenhuys, President

   2321 East Escondido                                                        7659 E. Wood Drive

     Gilbert, AZ 85234                                                            Scottsdale, AZ, 85260

15.

88-4391613

5.

Federal Identification No.

SHAREHOLDER

           Walter Geldenhuys, Individually

By/s/ Walter Geldenhuys

SCHEDULE 3.1

Certificate of Good Standing

Schedule 3.5

Use of Proceeds Liability Payments

UPDATED 4/05/2023

BF Borgers	50,000.00
Pacific Stock Transfer	3,837.00
Legal Fees	1,600.00
Holm Ryan Truitt	3,924.70
Advance From Shareholder (Total)	44,357.30
Note Payable Adapt IP	19,935.18
Accrued Interest Adapt IP	7,064.82
DJ Accrued Payroll (Includes employer taxes)	34,674.49
WG Accrued Payroll (Includes employer taxes)	140,288.05
Total Cost	305,681.54

Current Statements and Invoices

Schedule 3.6

Articles and Bylaws

(as amended)

Schedule 10

Agreements